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                                                                    EXHIBIT 99.2

Contacts:

Media:    Terri Willson Snow                Financial:  Steve Hildebrand
          Director, Investor Relations                  Chief Financial Officer
          (918) 669-2743                                (918) 669-2288


FOR IMMEDIATE RELEASE


         DOLLAR THRIFTY AUTOMOTIVE GROUP ADOPTS STOCKHOLDER RIGHTS PLAN


TULSA, OKLAHOMA, July 23, 1998: Dollar Thrifty Automotive Group, Inc. (NYSE:DTG) today announced its board of directors has authorized the adoption of a stockholder rights plan, The rights will be issued on August 3, 1998, to stockholders of record on that date, and will expire on August 3, 2008, unless earlier redeemed, exchanged or amended by the board of directors.

"We believe this plan is a prudent step in protecting the interests of Dollar Thrifty Automotive Group stockholders in connection with any effort to acquire control of the company", Joseph E. Cappy, Chairman, CEO and President, said. "Similar to plans adopted by a significant number of U.S. public companies, this plan does not prevent a takeover, however, it does seek to ensure that all stockholders will receive a fair price and equitable treatment in the event of unsolicited attempts to acquire the company. The adoption of this plan is not in response to any pending takeover threats."

The plan provides for the issuance of one right for each outstanding share of Dollar Thrifty Automotive Group common stock. Initially, the rights will trade together with the common stock and will not be exercisable. In the absence of further board action, should a person or group acquire 15 percent or more of the outstanding shares of Dollar Thrifty Automotive Group's outstanding common stock, the rights generally will become exercisable and allow the stockholder, other than the acquiring person or group, to acquire common stock at a discounted price. An exception has been made to the 15 percent trigger for the holdings of an institutional investor that currently exceed 15 percent. Under certain circumstances, the rights will entitle the holder to buy shares in the acquiring entity at a discounted price.


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Dollar Thrifty Automotive Group
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The plan also includes an exchange option. Generally, after the rights become exercisable, the board of directors may, at its option, exchange part or all of the rights for shares of Dollar Thrifty Automotive Group common stock. Under this option, the company would issue one share of common stock for each outstanding right. This exchange would not apply to shares held by the person or group whose actions trigger the exercisability. Also, at the option of the board of directors, Dollar Thrifty Automotive Group may redeem all rights for $.01 per right at any time prior to the time the rights become exercisable.

The issuance of the rights does not in any way affect the company's business plans. The issuance of the rights has no dilutive effect on the number of common shares outstanding, will not affect reported earnings per share and will not change the manner in which Dollar Thrifty Automotive Group common stock is currently traded.

Dollar Thrifty Automotive Group owns Dollar Rent A Car and Thrifty Car Rental. The Dollar and Thrifty systems have worldwide locations in approximately 75 countries including approximately 900 corporate and franchised locations in the United States and Canada. The companies provide car rental services primarily to value-conscious discretionary and leisure travelers. Dollar has on-airport locations at major airports throughout the United States with a focus on serving the leisure and international tour business. Thrifty serves both the airport and local car rental markets and is a leading lessor of rental vehicles to car rental franchisees in North America.